Exhibit 99.4

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A Bank for Maine’s Future: Camden National and The Bank of Maine merge to create the strongest and most innovative community bank headquartered in the state of Maine

We are excited to announce that Camden National Corporation, the parent company of Camden National Bank, and SBM Financial, Inc., the parent company of The Bank of Maine, have signed a definitive agreement to merge organizations, which will create Maine’s largest independent community bank headquartered in the State with $3.6 billion in assets. The combined organization will operate under the Camden National Bank name and brand and will be led by Gregory A. Dufour, president and chief executive officer of Camden National Corporation and Camden National Bank. It will be headquartered in Camden, Maine with several leadership positions in Portland.

We are pleased to welcome The Bank of Maine employees and customers to Camden National. The union of these two great organizations will redefine what it means to be a community bank. Together, we have a combined history of over 320 years of providing local service to the people of Maine. As the largest community bank in Maine, we are poised to continue to provide our customers and shareholders with an enduring value. We are a financially strong institution that is a leader in Maine’s financial services industry and is Maine’s bank for the future. Our focus will remain on expanding relationships with customers and providing them the products and services to meet their needs such as premier digital banking tools, a wide range of lending and deposit options, as well as wealth management and investment services. Camden National will also be able to help even more communities thrive with programs such as Hope@Home, our homelessness awareness initiative.”

Over the past several years, we have worked as a team to re-shape ourselves for the future, through branch acquisitions and divestures while growing organically and providing a lasting value for our customers and shareholders. The Bank of Maine not only shares many of our same values, but also has corporate offices in Portland’s vibrant downtown and branches in the Southern Maine surrounding communities.

The Bank of Maine has been reenergized over the past five years under the leadership of John Everets and his management team. Many of their strategies align with our own strategic plans and vision for our organization. Their culture, best shown how by their tagline “Honesty first,” aligns with our first Core Value, “Honesty and Integrity, above all else.”

Transition timeline

Over the next several weeks and months, teams from Camden National and The Bank of Maine will work together to gain the many approvals a change of this magnitude requires, ranging from shareholders to regulators. We will also work together to create a transition plan that will not only transform our organizations, but transform community banking in the state of Maine.

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What does this mean to you as a stakeholder?

As we await final regulatory and shareholder approvals, it is business as usual.  As always, our focus remains on serving our customers, each and every day, and that priority will continue throughout this transition. While there’s already been a dedicated group of stakeholders working diligently behind the scenes on this project, we’ll need even more stakeholder participation and assistance in the weeks and months ahead.  Please note: As we are bound by legal requirements, we ask that you do not directly reach out to Bank of Maine employees or visit the new branch locations until the transaction has been completed. In addition, please refrain from liking their Facebook page, or looking up profiles on LinkedIn or other social media tools.

Who do I direct media questions to?

If a request for comment comes in from a media organization, please forward it to feedback@camdennational.com. A representative from our marketing and communications team will be monitoring the inbox and will respond to the reporter. For immediate assistance, please contact Jennifer Roper at (207) 230.2118 (office) or (207) 975.0444 (mobile).

For more information

We have created a frequently asked questions document, which we hope answers many of the questions that you may have. If you have any additional questions regarding this information, we encourage you to talk to your manager, contact a member of the Human Resources and Development team or email feedback@camdennational.com.

We thank you in advance for your efforts and willingness to go above and beyond to ensure a smooth transition and warm welcome for our newly-acquired customers and stakeholders.

Forward-Looking Statements

Certain statements contained in this investor presentation that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Camden National and The Bank of Maine. These statements include statements regarding the anticipated closing date of the transaction, estimated cost savings of The Bank of Maine’s pre-tax non-interests expenses, the amount of accretion of the transaction to Camden National’s earnings, and Camden National’s pro forma tangible equity to tangible assets ratio. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the proposed merger, difficulties in achieving cost savings from the proposed merger or in achieving such cost savings within the expected time frame, difficulties in integrating Camden National and The Bank of Maine, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Camden National and The Bank of Maine are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by other filings with the SEC. Camden National does not have any obligation to update forward-looking statements.

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Additional Information and Where to Find It

In connection with the proposed merger, Camden National will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a Proxy Statement of The Bank of Maine and Camden National and a Prospectus of Camden National, as well as other relevant documents concerning the proposed merger. Investors and stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Registration Statement and Proxy Statement/Prospectus, as well as other filings containing information about Camden National and The Bank of Maine, when they become available, may be obtained at the SEC’s Internet site (http://www.sec.gov). Copies of the Registration Statement and Proxy Statement/Prospectus (when they become available) and the filings that will be incorporated by reference therein may also be obtained, free of charge, from Camden National’s website at camdennational.com or by contacting Camden National Investor Relations at (207) 236-8821 or by contacting The Bank of Maine Investor Relations at (207) 518-5607.

Participants in Solicitation

Camden National and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Camden National in connection with the proposed merger. Information about the directors and executive officers of Camden National is set forth in the proxy statement for Camden National’s 2015 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 12, 2015. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the Proxy Statement/Prospectus and other relevant documents regarding the proposed merger to be filed with the SEC (when they become available). Free copies of these documents may be obtained as described in the preceding paragraph.